Exhibit 10.04

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Agreement is made as of the 23rd day of December 2010, by and between Entercom Communications Corp., a Pennsylvania corporation (hereinafter referred to as the “Company” or “we”), and Stephen F. Fisher (hereinafter referred to as “Employee” or “you”).

WHEREAS, Employee has been employed by Company pursuant to a certain employment agreement dated as of December 19, 2007 (the “2007 Agreement”); and

WHEREAS, the initial term of the 2007 Agreement expires on February 28, 2011 and the parties have agreed to an amendment and extension of the terms of your employment and replace the 2007 Agreement.

The parties hereto agree to amend the terms of your employment with the Company as follows:

1.             Term.  The initial term of this Agreement shall commence as of the date first written above and continue through February 28, 2014, subject to termination or extension as provided herein.  This Agreement shall automatically renew from year to year thereafter, unless either party gives at least 120 days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the initial term or any then current renewal term.

2.                                       Salary and Benefits.  You will be paid a salary as follows:

a.     For the period from the date of this Agreement through February 28, 2011 your salary will be as set forth in the 2007 Agreement.

b.     For the period from March 1, 2011 to February 29, 2012 you will be paid a semi-monthly salary of $23,175 (annual rate of $556,200).

c.     Commencing March 1, 2012 and each March 1, thereafter, your salary shall be increased by three percent (3%).

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

In addition, you will be eligible to participate in the Company’s 401(k) Plan and you will be provided with coverage under the Company’s employee benefit insurance plans and any other benefits generally available to officers of the Company on the same terms as generally offered to officers of the Company.

3.             Annual Incentive Bonus.  You will be eligible for an annual cash bonus with a target amount equal to eighty percent (80%) of your salary in the year for which the bonus is paid.The actual amount of such bonus will be determined in the sole discretion of the

Compensation Committee of the Board of Directors based on a review of the Company’s performance and your performance during the fiscal year then ended.  Notwithstanding the forgoing, you must work through the end of the fiscal year in question to be eligible for the bonus for that year.  The amount of the bonus will be determined and paid as soon as reasonably practicable following the receipt of the Company’s financial statements for the fiscal year in question, but in no event later than two and one-half (2 ½) months following the end of the fiscal year for which such bonus is earned.

4.                                       [Reserved]

5.             Equity Compensation.  As soon as reasonably practicable following the Date of this Agreement, the Board or the Compensation Committee shall grant Executive:

a.     200,000 Restricted Stock Units (RSU’s) under the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”).  Provided that the Executive remains continuously employed in active service by the Company from the date of grant through the applicable vesting date(s), one-twelfth (1/12th) of these RSU’s will vest (i.e. the restrictions will be removed) and the unrestricted shares will be issued to you on each of the following dates: May 31, 2011, August 15, 2011, November 15, 2011 and February 15, 2012.  One-third (1/3rd) of these RSU’s will vest and the unrestricted shares will be issued to you on each of the following dates: February 28, 2013, and February 28, 2014.

b.     75,000 restricted stock units pursuant to the Plan. Provided that the Executive remains continuously employed in active service by the Company from the date of grant through the applicable vesting date, the grant of restricted stock units pursuant to this Section 5(b) shall vest as described below.

i.              Upon the achievement of one or more of the applicable performance targets set forth below as of any date after the Date of this Agreement and on or prior to July 15, 2012, a percentage of the restricted stock units shall become vested equal to the highest corresponding percentage in the schedule set forth below as of July 15, 2012.

ii.             Upon the achievement of one or more of the applicable performance targets set forth below as of any date after July 15, 2012 and by the end of three years from the date of this Agreement, a percentage of the restricted stock units shall (to the extent not already vested pursuant to Section 5(a)) become vested equal to the highest corresponding percentage in the schedule set forth below as of the date such performance target is attained from time to time during the eligible vesting period.

iii.            The shares underlying any portion of the restricted stock units to become so vested shall be delivered to you within ten (10) days of the applicable vesting date.  Any portion of these restricted stock units that have not vested pursuant to this Section 5(b) by the end of three years from the date of this Agreement shall terminate unvested.

iv.            The performance targets for these restricted stock units shall be, as of any date: (i) the share price that would result in a Compound Annual Growth Rate (“CAGR”) of the Total Shareholder Return over the first three years from the date of this Agreement (“Three Year CAGR”) equal to the 8%, 12% and 16% targets set forth in the table below, less (ii) the value of any dividends paid on each share of common stock during the period commencing on the Date of this Agreement and through such date.

Three Year CAGR Total Shareholder Return	Percentage of Restricted Stock Units to Vest Upon Attainment of Performance Target
8%	33-1/3%
12%	33-1/3%
16%	33-1/3%

For purposes of this Agreement, Total Shareholder Return shall mean: (A) (i) the average closing price over any consecutive 60 trading day period of a share of the Company’s common stock minus (ii) the average closing price of a share of the Company’s common stock for the consecutive 60 trading day period ending on the Date of this Agreement (the “Base Price”), divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Board and/or the Compensation Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, dividends in kind, significant asset sales and other extraordinary transactions or other changes in the capital structure of the Company).  All closing prices shall be the New York Stock Exchange closing price on the date in question.  All determinations with respect to Total Shareholder Return and the CAGR shall be made by the Board or the Compensation Committee in their sole discretion, but acting in good faith and the applicable performance targets shall not be achieved and the shares shall not vest until the Compensation Committee certifies that such performance targets have been met (which the Compensation Committee agrees to act promptly and in good faith in so doing).

v.             No grant of restricted stock units pursuant to this Section 5(b) shall vest if applicable performance targets are not met by the end of three years from the Date of this Agreement.

c.     The grants of RSU’s set forth in (a) and (b) above shall be subject to approval by the shareholders of the Company at the 2011 annual shareholders meeting of at least a 950,000 share increase in the number of RSU’s or shares of restricted stock that can be granted under the Plan.  If such shareholder approval is not obtained the RSU’s set forth in (a) and (b) above shall not vest and shall be forfeited.

d.     If your employment with the Company is terminated for Cause (as defined in the Plan), all unvested RSU’s will be forfeited.   If your employment is terminated by the Company without Cause, all RSU’s not then vested will continue to vest as set forth in Section 8(b) hereof; except that, (i) if such termination is due to your death, all unvested RSU’s that you then hold shall fully vest or (ii) if such termination is due to your disability, the vesting of RSU’s shall be as provided in the Plan.  The foregoing notwithstanding, if you violate any of the restrictive covenants contained in Section 9 hereof, any unvested RSU’s and undelivered shares of unrestricted stock will be forfeited.  Such RSU’s will be in the form of previous grants except as modified by the terms of this Agreement.  Any RSU’s granted hereunder shall be adjusted for any dilution event as described in the Plan.

e.     Any other options, RSU’s and shares of restricted stock that you currently hold will continue to vest in accordance with their currently existing terms and the terms of the 2007 Agreement.

6.             Car Allowance.  You will receive a monthly car allowance of $1,500 per month for each month that this Agreement is in effect.

7.             Duties.  As Chief Financial Officer & Executive Vice President-Operations of the Company you will be responsible for the general management and supervision of the fiscal affairs of the Company and discharge such other duties as may from time to time be assigned by the Board of Directors, the CEO or the President of the Company.  As part of such duties and responsibilities, you shall see that a full and accurate accounting of all financial transactions of the Company is made, oversee the investment and reinvestment of the capital funds of the Company, cooperate in the conduct of the annual audit of the Company’s financial records and manage the relationships with the Company’s lenders and investors.  In addition, you will oversee various corporate staff functions as designated by the Company’s CEO (currently Legal, Technical, IT and HR) and will be responsible for facilitating the effective coordination and integration of the various activities of the corporate staff and local markets to help facilitate meeting and exceeding the Company’s business goals.   You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the Company.

8.             Termination.  This Agreement may be terminated during the initial term or any renewal term as follows:

a.     The Company may terminate this Agreement at any time for Cause and without further obligation hereunder.

b.     The Company may terminate this Agreement at any time for its convenience and without Cause.  In addition, the following terminations shall be deemed a termination by the Company without Cause: (i) in the event that the Company changes the location of the principal place for the performance of your duties hereunder to a location which is greater than fifty (50) miles from Bala Cynwyd, PA, then you may terminate this Agreement within 30 days of the effective date of such change in the principal place for the performance of your duties; and (ii) in the event the shareholder approval referenced in Section 5(c) hereof is not obtained by May 31, 2011, you may terminate this Agreement at any time during the month of June 2011.

In the event of a termination of this Agreement by the company without Cause, subject to the conditions set forth below, the Company shall be obligated to: (x) pay to you on the sixtieth (60th) day after your termination, a one-time bonus (computed as set forth below) and (y)

beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary and auto allowance in accordance with the Company’s regular payroll practices for the period through February 28, 2014 or one (1) year from the date of such termination, whichever is longer, provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of termination through the date of such initial payment; and (z) provide that all grants of options and RSU’s made through the effective date of such termination will continue to vest through the period ending on February 28, 2014, as if you had remained employed hereunder through that date.  Any vested options at the time of such termination of your employment, or which later vest as provided in this Section 8(b), may be exercised at any time within the later of two (2) years from your date of termination or ninety (90) days from the date of vesting, but in no event later than the expiration of the original 10 year term of the option.  Such continued payments and vesting of options and RSU’s are expressly conditioned on: (I) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, and (II) your full compliance with the restrictive covenants contained in Section 9 hereof.   For purpose of the foregoing, the one-time bonus to be paid in accordance with the above shall be the sum of the target amount of your Annual Incentive Bonus set forth in Section 3 hereof, plus the Prorated Prior Year’s Bonus.   For purposes of the preceding sentence the Prorated Prior Year’s Bonus shall be the amount of the annual bonus that you were paid in the year immediately preceding the year in which the termination occurs prorated in accordance with the number of days from January 1, to the date of such termination in the year in which such termination occurs.  Any payments made under this Section 8(b) incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

c.     If this Agreement terminates as of February 28, 2014 or any February 28th (29th in the case of a leap year) thereafter, due to a notice pursuant to Section 1 hereof and Company makes you an offer to continue your employment for a period of at least one year with a salary and bonus package which is equal to or greater than your then current salary and Annual Incentive Bonus package (a “Qualified Offer”), it shall not be deemed a termination by the Company and there shall be no acceleration of the vesting of options or RSU’s or extension of the period for exercise of options after termination from that provided in the Plan and there shall be no payment of severance or continuation of salary or bonus payments thereafter.   In the event of such a termination where the Company has not made a Qualified Offer, then the Company shall be obligated to pay to you on the sixtieth (60th) day after your termination a one-time bonus equal to your then current Annual Incentive Bonus target as specified in Section 3 hereof and beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary and auto allowance in accordance with the Company’s regular payroll practices for a period of one (1) year from the date of such termination; provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of termination through the date of such initial payment.  Any continued employment pursuant to a Qualified Offer or any alternative thereto agreed to by the parties shall be deemed an extension of the term and the provisions of this Agreement shall continue in full force and effect, except to the extent modified by the Qualified Offer or any alternative thereto agreed to by the parties.

9.                                       Restrictive Covenants.  You agree to the following restrictive covenants:

a.     Non-Competition.  It is understood and agreed that so long as you are employed by the Company or being paid your salary after termination of employment as provided in this Agreement and for a period of one year thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or planned business activities of the Company.  The foregoing notwithstanding, if the Company either (i) elects to terminate your employment for reasons other than Cause or (ii) offers you a salary and bonus package which is lower than your then current package in connection with an election by the Company to renegotiate the terms of this Agreement and your employment terminates due to a failure to reach Agreement on a lower salary and bonus package, then in either such event the length of the foregoing covenant against competition shall be reduced to the period following the termination of your employment which is the sum of: (i) any period of notice provided for in this Agreement for which you are given payment in lieu thereof; (ii) the time of any salary continuation as provided in this Agreement plus the time equivalent, at your then current salary rate, of any additional payments made to you in connection with such termination; and (iii) three (3) months.  For purpose of the foregoing “planned business activities” shall mean a business initiative materially discussed by the Board of Directors or which is currently under material consideration by the Board of Directors or which has been approved by the Board of Directors.

b.     Non-Solicitation.  In addition it is understood and agreed that for the one year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.

c.     You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 9.  In the event you violate the restrictive covenants set forth in this Section 9, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation.  You acknowledge that any violation of the provisions set forth in this Section 9 may cause irreparable harm to the Company.  You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

10.                                 Confidentiality and Intellectual Property Rights.  Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times.  All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights.  To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works.  Employee’s obligations under this Section 10 shall survive the expiration or termination of this Agreement.

11.           No Restrictions.  In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder.  You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

12.           Miscellaneous.  This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supersedes all prior agreements concerning same, whether written or oral, except as specifically set forth herein.  Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding.  This Agreement may not be modified or amended except by written instrument duly executed by each of the parties.  A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

13.                                 Section 409A.

(a)          Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).

(b)           Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death.  Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).  Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

(c)           Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death.  Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).  Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date first written above.

Stephen F. Fisher

Date:

Entercom Communications Corp.

By:

Title:

Date: